Sweeney, Gates & Co.
Certified Public Accountants and Consultants

Exhibt 16.1

December 12, 2008

Securities and Exchange Commission
100 F Street, N. E.
Washington, D. C. 20549

Re:	File No. 000-51577
Espre Solutions, Inc.

Ladies and Gentlemen:

We have read the statements that we understand Espre Solutions, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Sweeney, Gates & Co.

Sweeney, Gates & Co.

Coral Ridge Financial Center
2419 East Commercial Blvd., Suite 302, Fort Lauderdale, FL 33308
Telephone: (954) 202-9902 Facsimile: (954) 202-9903